Exhibit 99

TABLE II - Derivative Securities Acquired, Disposed of, or Benefically Owned

(e.g. put calls, warrants, options, convertible securities)

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security (Instr. 3)	2. Conversion or Excercise Price of Derivative Security	3. Transaction Date (Month/Day/Year)	3A. Deemed Execution Date, if any (Month/Day/Year)	4. Transaction Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)		6. Date Exercisable and Expiration Date (Month/Day/Year)		7. Title and Amount of Securities Underlying Derivative Security (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9. Number of derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
				Code	V	(A)	(D)	Date Exercisable	Expiration Date	Title	Amount or Number of Shares
Stock Options	$0.91	n/a	n/a	n/a	n/a	n/a	n/a	8/19/96	8/19/05	Common	110,250	n/a	110,250	D	n/a
Stock Options	$0.91	n/a	n/a	n/a	n/a	n/a	n/a	3/31/00	3/31/10	Common	2,250	n/a	2,250	D	n/a
Stock Options	$0.91	n/a	n/a	n/a	n/a	n/a	n/a	3/31/01	3/31/11	Common	2,756	n/a	2,756	D	n/a
Explanation of Responses: